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                                                                    EXHIBIT 8.1

                          [JENNER & BLOCK LETTERHEAD]


                                February 4, 1998




Board of Directors
VASCO Data Security International, Inc.
1901 South Meyers Road
Suite 210
Oakbrook Terrace, Illinois  60181


Attention:  Mr. T. Kendall Hunt
Chairman, President & Chief Executive Officer

Re:  FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

Gentlemen:

        You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the exchange offer ("Exchange Offer") to be made by VASCO Data Security International, Inc., a Delaware corporation ("New VASCO"), to holders of stock and securities in VASCO CORP., a Delaware corporation ("Current VASCO"), as more fully described in the Registration Statement on Form S-4 (Reg. No. 333-35563), as amended by
Amendment No. 3, filed by New VASCO with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.


        In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus filed as part of the Registration Statement (the "Prospectus"), and such other documents and representations of representatives of New VASCO as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural
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VASCO Data Security International, Inc.
February 4, 1998
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persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the transactions related to the Exchange Offer will be consummated as described in the Prospectus.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions stated herein.

        Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Prospectus under the caption "REORGANIZATION OF CURRENT VASCO - Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. In addition, we consent to the reference to Jenner & Block in the Prospectus under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

        Except as expressly set forth in the Prospectus, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Exchange Offer or of any transaction related to the Exchange Offer.

                                        Very truly yours,

                                        /s/ Jenner & Block